Registration Statement on Form S-3
                                                                     Exhibit 5



                                    January 19, 2000



KeySpan Corporation
d/b/a KeySpan Energy
One MetroTech Center
Brooklyn, NY 11201

KeySpan Gas East Corporation
d/b/a Brooklyn Union of Long Island
175 East Old Country Road
Hicksville, NY 11801

Ladies and Gentlemen:

     I am Senior Vice President and Deputy General Counsel of KeySpan Corporation d/b/a KeySpan Energy, a New York corporation ("KeySpan") and counsel to KeySpan Gas East Corporation d/b/a Brooklyn Union of Long Island, a New York Corporation and a direct, wholly-owned subsidiary of KeySpan ("BULI," and collectively with KeySpan the "Registrants"). I have acted in such capacities in connection with the Registration Statement on Form S-3, as amended (the "Registration Statement"), filed on December 2, 1999, by KeySpan and BULI with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") relating to the issuance, as described in the Registration Statement, of (1) up to $600,000,000 of BULI's debt securities (the "Debt Securities"), and (2) the guarantees of KeySpan which will be issued in connection with the Debt Securities (the "Guarantees").

     Each series of Debt Securities will be issued under, and the Guarantee of KeySpan applicable thereto will be set forth in, an Indenture (the "Indenture") dated as of December 1, 1999, by and among KeySpan, as guarantor, BULI, as issuer, and The Chase Manhattan Bank, as trustee (the "Trustee"). A copy of such Indenture has been filed as an Exhibit to the Registration Statement.

     As counsel to the Registrants, I have participated in and am familiar with the corporate proceedings of the Registrants relating to the preparation of the Registration Statement, and any amendments thereto, providing for the registration of the Debt Securities, and the Guarantee applicable thereto, for offering and sale on a delayed or continuous basis under the Act and Rule 415 promulgated thereunder.

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     In connection with the foregoing, either I or individuals under my supervision have researched such questions of law and examined the originals or copies of the Registration Statement and the Indenture and such corporate records, agreements or other instruments of the Registrants and other instruments and documents as I have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to various questions of fact material to such opinions, I have, where relevant facts were not independently established by me, relied upon statements of other officers of the Registrants, whom I believe to be responsible.

     In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. I also have assumed that at the time of execution, authentication, issuance and delivery of the Debt Securities and the Guarantees, the Indenture will have been duly executed and delivered by BULI and KeySpan and will be the valid and legally binding obligation of the Trustee.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:

          1. With respect to the Debt Securities to be issued under the Indenture, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of BULI, a duly constituted and acting committee of such Board or duly authorized officers of BULI (such Board of Directors, committee or authorized officers being hereinafter referred to as the "BULI Board") and (b) the due execution, authentication, issuance and delivery of the Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the BULI Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Debt Securities will constitute valid and legally binding obligations of BULI enforceable against BULI in accordance with their terms, except as may be limited by equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws related to or affecting creditors' rights generally.

          2. With respect to the Guarantees, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board of Directors of KeySpan, a

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

     duly constituted and acting committee of such Board or duly authorized officers of KeySpan (such Board of Directors, committee or authorized officers being hereinafter referred to as the "KeySpan Board"), (b) the due execution, authentication, issuance and delivery of the Debt Securities upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similarly agreement approved by the BULI Board and otherwise in accordance with the provisions of the Indenture and such agreement and (c) the due issuance of the Guarantees, the Guarantees will constitute valid and legally binding obligations of KeySpan enforceable against KeySpan in accordance with their terms, except as may be limited by equitable principles which may limit the availability of certain equitable securities (such as specific performance) in certain instances and applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws related to or affecting creditors' rights generally.

     The opinions expressed above are subject to the qualification that I am a member of the Bar of the State of New York and such opinions are limited to the laws of the State of New York, the laws of the United States of America and, to the extent relevant to the opinion expressed above, the Business Corporation Law of the State of New York (and the Transportation Corporations Law of the State of New York).

     I hereby consent to the reference to me under the caption "Legal Opinions" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5(a) to the Registration Statement. The foregoing, however, shall not constitute an admission by me that I am an expert as provided for in Section 7 and 11 of the Act.

                                    Very truly yours,


















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